Exhibit 3.82

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:26 AM 08/19/2015
FILED 09:22 AM 08/19/2015
SRV 151189120 – 3444444 FILE

CERTIFICATE OF MERGER

MERGING

DYSART MERGER SUB, INC.,

a Delaware corporation

WITH AND INTO

ALION SCIENCE AND TECHNOLOGY CORPORATION,

a Delaware corporation

August 19, 2015

Pursuant to Section 251 of the Delaware General Corporation Law (the “DGCL”), Alion Science and Technology Corporation (the ‘”Company”), a corporation organized and existing under the DGCL, hereby certifies to the following information relating to the merger of Dysart Merger Sub, Inc. (“Merger Sub”), a corporation organized and existing under the DGCL, with and into the Company (the “Merger”):

FIRST:    That the name and state of incorporation of each of the constituent corporations of the merger are as follows:

NAME	STATE OF INCORPORATION
Alion Science and Technology Corporation	Delaware
Dysart Merger Sub, Inc.	Delaware

SECOND:    That an Agreement and Plan of Merger, dated as of July 21, 2015, (the “Merger Agreement”), by and among Merger Sub, the Company, and the other parties thereto, has been approved, adopted, executed and acknowledged by each of Merger Sub and the Company in accordance with the requirements of Section 228 of the DGCL, as applicable, and Section 251 of the DGCL.

THIRD:    That the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) under the name “Alion Science and Technology Corporation.”

FOURTH:    That the certificate of incorporation of the Company, as in effect immediately prior to the merger, shall be amended and restated in its entirety as set forth in Exhibit A hereto and as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

FIFTH:    That the Merger is to become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

SIXTH:    That the Merger Agreement is on file at the place of business of the Surviving Corporation at 1750 Tysons Boulevard, Suite 1300, McLean, VA 22102.

DOC ID - 23376818.8

SEVENTH:    That a copy of the Merger Agreement shall be furnished by the Surviving Corporation, on request and without cost, to any stockholder of Merger Sub or the Company.

[Remainder of page intentionally blank; signature page follows]

DOC ID - 23376818.8

IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be signed by an authorized officer as of the date first written above.

ALION SCIENCE AND TECHNOLOGY CORPORATION

By:
Name: Barry Broadus
Title: Chief Financial Officer, Senior Vice President

[Signature Page to Merger Certificate]

EXHIBIT A

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

of

ALION SCIENCE AND TECHNOLOGY CORPORATION

FIRST: The name of the corporation is: Alion Science and Technology Corporation (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 615 South Dupont Highway, City of Dover, County of Kent, State of Delaware 19901. The name of the registered agent ofthe Corporation at such address is National Corporate Research, Ltd.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation are to engage in, promote, and carry on any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: The aggregate number of shares of capital stock that the Corporation shall have authority to issue is 100 shares of common stock, par value $0.01 per share.

FIFTH: The board of directors of the Corporation shall have the power to adopt, amend or repeal the Bylaws of the Corporation at any meeting at which a quorum is present by the affirmative vote of a majority of the whole board of directors. Election of directors need not be by written ballot. Any director may be removed at any time with or without cause, and the vacancy resulting from such removal shall be filled, by vote of a majority of the stockholders of the Corporation at a meeting called for that purpose or by unanimous consent in writing of the stockholders.

SIXTH: To the fullest extent permitted by law, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

DOC ID - 23376818.8